Exhibit 99.2

Cocrystal Pharma Highlights its Novel Inhaled and Oral Influenza A Antiviral CC-42344 at the World Vaccine Congress West Coast

BOTHELL, Wash. (November 29, 2023) – Cocrystal Pharma, Inc. (Nasdaq: COCP) (“Cocrystal” or the “Company”), announces the presentation of favorable data demonstrating activity of its potent broad-spectrum PB2 inhibitor CC-42344 against pandemic and seasonal influenza A strains at the World Vaccine Congress West Coast. Cocrystal has initiated a Phase 2a human challenge trial with oral CC-42344 in the UK in subjects infected with influenza A, and plans to begin a Phase 1 trial with inhaled CC-42344 as a potential influenza A treatment and prophylaxis in Australia in the first half of 2024.

In his presentation, “Taking a new route: Development of novel inhaled and oral influenza antiviral, CC-42344,” Cocrystal President and co-CEO Sam Lee, PhD discussed the potential prevention and therapy of influenza infection using inhaled CC-42344. Dr. Lee commented that CC-42344 exhibits superior antiviral activity compared with oseltamivir (Tamiflu®) and demonstrates a novel mechanism of action with high barrier of resistance. He noted that Cocrystal discovered and developed CC-42344 utilizing the Company’s proprietary structure-based drug discovery platform technology, which is proving successful in delivering multiple broad-spectrum antiviral leads for influenza and other viral diseases.

“We are excited to accomplish another important milestone with the influenza antiviral CC-42344. Based on our recent preclinical data, CC-42344 exhibits superior lung exposure, a favorable safety profile, and efficacy in influenza-infected human lung epithelia. We also demonstrated highly efficient delivery of inhaled CC-42344 into the lung,” he said. “Inhaled CC-42344 could be developed for both therapeutic and prophylactic influenza treatment. We are encouraged by this potential breakthrough influenza treatment option.”

Slides from the presentation are available on the Company’s website.

About CC-42344

CC-42344 is specifically designed to be effective against all significant pandemic and seasonal influenza A strains and to have a high barrier to resistance due to the way the virus’ replication machinery is targeted. CC-42344 targets the influenza polymerase, an essential replication enzyme with several highly essential regions common to multiple influenza strains. In vitro testing showed CC-42344’s excellent antiviral activity against influenza A strains, including pandemic and seasonal strains, as well as against strains resistant to certain approved influenza antivirals, while also demonstrating favorable pharmacokinetic and safety profiles.

About Seasonal Influenza

Each year there are approximately 1 billion cases of seasonal influenza worldwide, 3-5 million severe illnesses and up to 650,000 deaths, according to the World Health Organization. On average about 8% of the U.S. population contracts influenza each season. Influenza is responsible for approximately $10.4 billion in direct costs for hospitalizations and outpatient visits for adults in the U.S. annually.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of influenza viruses, coronaviruses (including SARS-CoV-2) noroviruses and hepatitis C viruses. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create first- and best-in-class antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ongoing Phase 2a human challenge trial for CC-42344 as a product candidate for oral treatment of influenza A, and the planned initiation of a Phase 1 clinical trial in the first half of 2024 for CC-42344 as a product candidate for inhaled treatment of influenza A, and the potential efficacy and clinical benefits of, and market for, such product candidate. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, risks relating to our ability to proceed with the Phase 2a and Phase 1 studies referred to above including recruiting volunteers for and procuring or manufacturing materials for such studies by our clinical research organizations and vendors, and the results of such studies. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

LHA Investor Relations

Jody Cain

310-691-7100

jcain@lhai.com

Media Contact:

JQA Partners

Jules Abraham

917-885-7378

Jabraham@jqapartners.com

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